Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 14, 2013 with respect to consolidated financial statements of Cypress Energy Partners, LLC; our report dated September 12, 2013 with respect to the consolidated financial statements Cypress Energy Partners Predecessor; and our report dated September 19, 2013 with respect to the balance sheet of Cypress Energy Partners, LP, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-192328) and related Prospectus of Cypress Energy Partners, LP.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

December 17, 2013